UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 6, 2023

Kronos Bio, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39592	82-1895605
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1300 So. El Camino Real, Suite 400
San Mateo, California 94402
(Address of principal executive offices including zip code)
Registrant’s telephone number, including area code: (650) 781-5200
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	KRON	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 6, 2023, (the “Effective Date”), Kronos Bio, Inc. (the “Company”) entered into a Collaboration and License Agreement (the “Agreement”) with Genentech, Inc., a member of the Roche Group (“Genentech”). Pursuant to the Agreement, the parties have agreed to initially collaborate on two discovery research programs in oncology, each focused on a designated transcription factor, to discover small-molecule GLP-Tox-ready candidates that modulate transcription factor targets selected by Genentech. Each discovery research program will primarily consist of (i) a mapping phase with the goal of identifying the transcription regulatory network for such designated transcription factor, and (ii) a screening phase having the goal of identifying and characterizing multiple screening hits suitable for nomination as a preclinical development program.

The Company will lead discovery and research activities under the discovery research programs and will use its proprietary drug discovery platform, including the small molecule microarray (SMM), for hit finding. Following the completion of initial discovery and research activities, Genentech will have the exclusive right to pursue further preclinical and clinical development and commercialization of compounds identified in the discovery research programs and designated by Genentech (each, a “Hit Program”).

Pursuant to the Agreement, the Company is entitled to receive an upfront payment of $20.0 million from Genentech. In addition, the Company is eligible for additional milestone payments upon achievement of certain preclinical, clinical and regulatory (including first-sale) milestones, totaling up to $177 million for the first development candidate per Hit Program, and is eligible to receive net sales milestones of up to $100 million for the first licensed product per Hit Program. The Company is also eligible to receive tiered royalties in the low- to high-single digits on any products that are commercialized by Genentech as a result of the collaboration.

The term of the discovery research programs under the Agreement will be up to 24 months, which may be extended by six months at the Company’s option subject to satisfying certain conditions.

Unless earlier terminated, the Agreement will remain in effect for each product licensed under the Agreement until expiration of the royalty term for such licensed product. Genentech has the right to terminate this Agreement in its entirety, or with respect to a particular discovery research program or Hit Program, in its sole discretion, at any time by providing 60 days’ advance written notice to the Company. Each party may also terminate the Agreement upon the other party’s material breach that remains uncured for 90 days (or 45 days in the event of nonpayment), or in the event of certain insolvency events involving the other party.

Item 7.01 Regulation FD Disclosure.

After taking into account the Company’s receipt of the $20.0 million upfront payment described above, the Company anticipates that it will have sufficient resources to fund its planned operations into the second half of 2025.

Forward-Looking Statements

Statements in this report that are not statements of historical fact are forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This report, in some cases, uses terms such as “will,” “expects,” “goal,” “anticipates” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: activities to be performed under the Agreement; the goals of the collaboration; the anticipated sufficiency of the Company’s resources to fund its planned operations into the second half of 2025; and other statements that are not historical fact. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including, without limitation: risks inherent in the discovery and clinical development of novel therapeutics; under the Agreement, Genentech has certain rights to exclusivity, and we may not realize the benefits of the collaboration; and risks associated with the sufficiency of our cash resources and need for additional capital. These and other risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including under the heading “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on

November 8, 2022. Any forward-looking statements that are made in this report speak only as of the date of this report and are based on management’s assumptions and estimates as of such date. Except as required by law, the company assumes no obligation to update the forward-looking statements whether as a result of new information, future events or otherwise, after the date of this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRONOS BIO, INC.

Dated:January 6, 2023	By:	/s/ Norbert Bischofberger
Norbert Bischofberger, Ph.D.
President and Chief Executive Officer